Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Independent Bank Corp.:
We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-31107) of the Independent Bank Corp. and subsidiaries of our report, dated June 26, 2006, with respect to the statement of net assets available for benefits of Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan as of December 31, 2005, which report appears in the December 31, 2006 Annual Report on Form 11-K of Rockland Trust Company Employee Savings, Profit Sharing and Stock Ownership Plan.
/s/ KPMG LLP
Boston, Massachusetts
June 27, 2007